Exhibit (a)(4)

                   NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST

                        Amendment to the Trust Instrument


         The undersigned, being the duly appointed Secretary of Neuberger Berman Advisers Management Trust (the "Trust"), a Delaware business trust, hereby certifies that Article V, Section 1 of the Trust Instrument dated May 23, 1994, was amended as follows by the vote of the Trustees of the Trust, pursuant to
Article X, Section 8 of the Trust Instrument, at a meeting of the Trustees on December 14, 2005:

                                    ARTICLE V

                          DISTRIBUTIONS AND REDEMPTIONS

                  Section 1. Distributions. The Trustees may declare and pay dividends and other distributions, including dividends on Shares of a particular Series and other distributions from the assets belonging to that Series. The amount of dividends or other distributions and their form of payment, whether they are in cash, Shares or other Trust property, shall be determined by the Trustees. Dividends and other distributions may be paid pursuant to a standing resolution adopted once or more often as the Trustees determine. All dividends and other distributions on Shares of a particular Series shall be paid pro rata to the Shareholders of that Series in proportion to, in the sole and absolute discretion of the Trustees (a) the number of Shares of that Series those Shareholders held on the record date established for such payment or (b) the relative net asset values of the Shares of that Series of those Shareholders held on such date, except that such dividends and other distributions shall appropriately reflect expenses allocated to a particular Class of such Series. The Trustees may adopt and offer to Shareholders such dividend reinvestment plans, cash dividend payout plans or similar plans as the Trustees deem appropriate.

         IN WITNESS WHEREOF, the undersigned has executed this instrument this 18th day of September, 2006.


                                      /s/ Claudia A. Brandon
                                      ------------------------------------------
                                      Claudia A. Brandon
                                      Secretary
                                      Neuberger Berman Advisers Management Trust